EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT
 1.  The Park Avenue Bank, Valdosta, Georgia1

PAB Holdings, Inc.2
PAB Investments, Inc.1
FCB Holdings, Inc.2
FCB Investments, Inc.1

2.  PAB Bankshares Capital Trust I 2

1  State of incorporation or organization is Georgia.
2  State of incorporation or organization is Delaware.